Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Sonic Automotive, Inc. 2012 Stock Incentive Plan of our reports dated March 5, 2012, with respect to the consolidated financial statements of Sonic Automotive, Inc., and the effectiveness of internal control over financial reporting of Sonic Automotive, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

April 17, 2012

Charlotte, North Carolina